Exhibit 99.1

Natera Reports Second Quarter 2019 Financial Results

SAN CARLOS, Calif., August 7, 2019 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for its second quarter ended June 30, 2019 and provided an update on recent business progress.

Recent Accomplishments & Highlights

•                  Generated total revenues of $74.4 million in the second quarter of 2019, compared to $63.1 million in the second quarter of 2018, an increase of 18%.

•                  Processed 195,168 tests in the second quarter of 2019, compared to approximately 162,807 tests processed in the second quarter of 2018, an increase of approximately 20%.

•                  Processed approximately 133,300 Panorama tests in the second quarter of 2019, compared to approximately 113,300 Panorama tests processed in the second quarter of 2018, an increase of approximately 18%.

•                  Accessioned approximately 53,100 Horizon carrier screening (HCS) tests in the second quarter of 2019, compared to approximately 41,800 HCS tests accessioned in the second quarter of 2018, an increase of approximately 27%.

•                  Completed successful pre-submission meeting and submitted dossier to Medicare supporting Signatera reimbursement in colorectal cancer.

•                  Completed key technical and commercialization milestones for Signatera and Panorama with sequencing partner.

•                  Announced launch of ProActive trial, a 3,000 patient registry study evaluating Prospera™ Kidney Assessment Test.

•                  Received favorable draft local coverage determination for Prospera from Noridian.

“Q2 was a strong quarter for Natera,” said Steve Chapman, Natera’s Chief Executive Officer. “We saw strong volume growth and improved average selling price per test. We’re hitting key milestones in our oncology and transplant businesses and we remain on track to achieve our goals this year.”

Second Quarter Ended June 30, 2019 Financial Results

Total revenues were $74.4 million compared to $63.1 million for the second quarter of 2018, an increase of 18%. The increase in total revenues was driven primarily by sales of our Panorama and HCS tests. There were 195,168 tests processed in the second quarter of 2019, including approximately 181,800 tests accessioned and 12,000 processed through the Constellation software platform (Constellation units), compared to 162,807 tests processed in the second quarter of 2018, including approximately 152,500 tests accessioned and 9,500 Constellation units, an overall increase of approximately 20%.

In the three months ended June 30, 2019, Natera recognized revenue on approximately 187,600 tests for which results were reported to customers in the period (tests reported), including approximately 174,800 tests accessioned and 11,500 Constellation units, compared to 155,100 tests reported, including approximately 145,900 tests accessioned and 9,200 Constellation units, in the second quarter of 2018, which represents an increase of approximately 21%.

Natera recognized revenues on approximately 118,500 Panorama tests accessioned and 9,800 Panorama Constellation units in the three months ended June 30, 2019, compared to approximately 103,200 Panorama tests accessioned and 7,600 Panorama Constellation units in the same period in 2018. Natera recognized revenue on approximately 51,700 HCS tests accessioned in the three months ended June 30, 2019, compared to approximately 38,700 HCS tests accessioned in the same period in 2018.

Gross profit for the three months ended June 30, 2019 and 2018 was $30.5 million and $22.1 million, respectively, representing a 41% and 35% gross margin, respectively.* The higher gross margins in Q2 2019 were achieved as a result of improved cost of goods sold per test and approximately $5.0 million in licensing revenues earned from a development partnership.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the second quarter of 2019 were $59.2 million, an increase of approximately 20% compared to $49.3 million in the same period of the prior year. The increase was driven primarily by higher personnel-related expenses driven by our increased efforts in transplant monitoring and oncology, as well as litigation costs.

Loss from operations for the second quarter of 2019 was $28.6 million, compared to $27.2 million for the same period of the prior year.

Net loss for the second quarter of 2019 was $32.4 million, or ($0.48) per diluted share, compared to net loss of $33.8 million, or $(0.62) per diluted share, for the same period in 2018. Weighted average shares outstanding were 68.2 million in the second quarter of 2019.

At June 30, 2019, Natera held $238.0 million in cash, cash equivalents, short-term investments and restricted cash, compared to $158.5 million as of December 31, 2018. As of June 30, 2019, Natera had a total outstanding debt balance of $123.6 million, comprised of $50.1 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $73.5 million under its $125.0 million debt facility with OrbiMed Advisors. The UBS line of credit is secured by Natera’s investment portfolio, which is designed to yield higher returns than the borrowing rate Natera incurs in order to fund current operations.

2019 Financial Outlook

Natera anticipates 2019 total revenue of $275 million to $305 million; 2019 cost of revenues to be approximately 59% to 65% of revenues; selling, general and administrative costs to be approximately $180 million to $190 million; research and development costs to be $60 million to $65 million, and net cash burn to be $80 million to $100 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2019 to be between $72 million and $92 million) and GAAP net purchases of property and equipment (estimated for 2019 to be approximately $8 million).

About Natera

Natera is a genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease with a focus on reproductive health, oncology and organ transplantation. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers a host of proprietary genetic testing services to inform physicians who care for  pregnant women, oncologists, and cancer researchers including biopharmaceutical companies, and genetic laboratories through its cloud-based Constellation™ software platform.

Product offerings include Spectrum®, a preimplantation genetic test for embryo selection during in vitro fertilization (IVF); Anora® to understand the genetic causes of a pregnancy loss; Horizon™ to detect risk of inherited mutations such as cystic fibrosis and spinal muscular atrophy; Panorama®, a non-invasive pregnancy test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation; Vistara to screen for single-gene disorders that represent total incidence greater than Down syndrome; Evercord™, a cord blood and tissue banking service offered at birth to expectant parents; and Signatera™, a custom-built circulating tumor DNA (ctDNA) test for treatment monitoring and molecular residual disease (MRD) assessment in patients previously diagnosed with cancer. The test is available for clinical and research use.

Each test described above has been developed and its performance characteristics determined by the CLIA-certified laboratory performing the test. These tests have not been cleared or approved by the U.S. Food and Drug Administration (FDA). Although FDA does not currently clear or approve laboratory-developed tests in the U.S., certification of the laboratory is required under CLIA to ensure the quality and validity of the tests.

Conference Call Information

Event:	Natera’s Second Quarter 2019 Results Conference Call
Date:	Wednesday, August 7, 2019
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	5596935
Webcast:	investor.natera.com

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including quotations of management, statements under the heading “2019 Financial Outlook,” and statements regarding Natera’s current and new products and services, commercial partners, user experience, clinical trials, future financial outlook and financial performance, opportunities and strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the financial guidance provided; we derive most of our revenues from Panorama, and if our efforts to further increase the use and adoption of Panorama or to develop and commercialize new products and services in the future do not succeed, our business will be harmed; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; uncertainty in the development and commercialization of our enhanced or new tests or services, for example if the results of our clinical studies do not support the use of our tests, could materially adversely affect our business, financial condition and results of operations; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future products or services; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; we may be subject to increased compliance risks as a result of our rapid growth, including our dependence on our direct sales force; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, or we may be required to refund reimbursements already received; and third-party payers may withdraw coverage or provide lower levels of reimbursements due to changing policies, billing complexities or other factors.

Additional risks and uncertainties that could affect Natera’s financial results are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Natera’s most recent filings on Forms 10-K and 10-Q and in other filings Natera makes with the SEC from time to time. These documents are available on Natera’s website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 650-249-9090

Natera, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2019	2018
		(1)
Assets
Current assets:
Cash and cash equivalents	$29,928	$46,407
Restricted cash	55	4,597
Short-term investments	208,053	107,461
Accounts receivable, net of allowance of $1,997 in 2019 and $1,788 in 2018	62,974	62,223
Inventory	15,236	13,633
Prepaid expenses and other current assets	5,721	6,197
Total current assets	321,967	240,518
Property and equipment, net	22,039	24,336
Operating lease right-of-use assets	26,229	—
Other assets	13,091	3,317
Total assets	$383,326	$268,171
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,319	$14,587
Accrued compensation	10,149	12,668
Other accrued liabilities	39,157	32,442
Deferred revenue, current portion	19,154	4,131
Short-term debt financing	50,146	50,153
Total current liabilities	126,925	113,981
Long-term debt financing	73,511	73,357
Deferred rent, long-term portion	—	8,613
Deferred revenue, long-term portion	60,527	40,058
Operating lease liabilities, long-term portion	29,275	—
Total liabilities	290,238	236,009

Stockholders’ equity:
Common stock (2)	7	7
Additional paid in capital	733,137	607,236
Accumulated deficit	(640,851)	(574,529)
Accumulated other comprehensive income (loss)	795	(552)
Total stockholders’ equity	93,088	32,162
Total liabilities and stockholders’ equity	$383,326	$268,171

(1)         The condensed, consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(2)         As of June 30, 2019, there were approximately 70,035,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share data)

	Three months ended
	June 30,
	2019	2018

Revenues
Product revenues	$65,099	$60,353
Licensing and other revenues	9,256	2,716
Total revenues	74,355	63,069
Cost and expenses
Cost of product revenues	41,382	39,204
Cost of licensing and other revenues	2,443	1,791
Research and development	12,124	11,852
Selling, general and administrative	47,042	37,440
Total cost and expenses	102,991	90,287
Loss from operations	(28,636)	(27,218)
Interest expense	(2,721)	(2,560)
Interest and other (expense) income, net	836	(3,933)
Loss before income taxes	(30,521)	(33,711)
Income tax expense	(1,895)	(113)
Net loss	$(32,416)	$(33,824)
Unrealized gain (loss) on available-for-sale securities, net of tax	1,061	46
Comprehensive loss	$(31,355)	$(33,778)

Net loss per share
Basic	$(0.48)	$(0.62)
Diluted	$(0.48)	$(0.62)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic	68,224	54,551
Diluted	68,224	54,551